Exhibit 99.1

Gladstone Land Amends Terms of its Series C Preferred Stock Offering

MCLEAN, Va., August 24, 2022 - Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today announced the amendment of certain terms of the Company’s $500 million continuous offering of its 6.00% Series C Cumulative Preferred Stock (the “Series C Preferred Stock”) to limit total sales to no more than 10,200,000 shares (or up to $255 million) in the primary offering and to limit the number of shares to be sold under the dividend reinvestment plan to no more than 200,000 shares.

As a result of today’s amendment, the primary offering was reduced from 20,000,000 shares (approximately $500 million) to 10,200,000 shares (approximately $255 million), and the offering of the Company’s Series C Preferred Stock will now terminate on the earlier of December 31, 2022, or the date on which all 10,200,000 shares of Series C Preferred Stock offered in the primary offering are sold. The Company has so far sold approximately $213 million of its Series C Preferred Stock since filing a prospectus supplement on April 3, 2020.

Comments from David Gladstone, President and CEO of Gladstone Land: “We began selling our Series C Preferred Stock in April 2020, after we completed our $150 million Series B Preferred Stock offering. Since launching the Series B Preferred Stock offering in May 2018, we’ve used the Series B and Series C proceeds to help grow our farmland holdings from 75 farms with approximately 63,000 acres worth about $543 million in mid-2018 to 169 farms with over 115,000 acres and 45,000 acre-feet of banked water worth a total of over $1.5 billion today. Having access to the independent broker-dealer and RIA markets has been invaluable for our growth and continues to enhance our breadth of capital sources.”

Mr. Gladstone added, “our current farmland portfolio continues to perform well, and our existing debt remains very affordable for us, as over 99% of our current borrowings are fixed at a weighted-average cost of just 3.26% for the next five-plus years. However, the cost of new financing, including our undrawn lines of credit, is becoming more expensive, and we are seeing cap rates compress in many of our regions of focus. While overall farmland values continue to increase, rental rates in certain areas are not increasing quite as fast, and we believe it may take some time for rents to adjust to current land prices. We try to adhere to a disciplined underwriting approach so that we’re only acquiring new farms that we believe will be accretive to both us and our shareholders. However, the rising cost of capital, cap rate compression in certain markets, and uncertainty surrounding the overall economy has led to a slowdown in our acquisition activity so far this year. Thus, we believe it is prudent to slow down our fundraising efforts with regard to the Series C Preferred Stock and reduce our overall cost of capital, which we believe will allow us to make more competitive bids on new acquisitions.”

The Company intends to continue to use the net proceeds from the Series C Preferred Stock offering to repay existing indebtedness, fund future acquisitions, and for other general corporate purposes. There is currently no public market for shares of Series C Preferred Stock. The Company intends to apply to list the Series C Preferred Stock on Nasdaq or another national securities exchange within one calendar year of the termination date of the offering; however, there can be no assurance that a listing will be achieved in such timeframe, or at all.

Gladstone Securities, LLC (“Gladstone Securities”), a FINRA-member broker-dealer, is acting as dealer manager on this offering.

Investors are advised to carefully consider the investment objectives, risks, charges, and expenses of the Company before investing. The supplement to the prospectus supplement (dated August 24, 2022), the prospectus supplement (dated April 3, 2020), and the accompanying prospectus (dated April 1, 2020), all of which have been filed with the SEC, contain this and other information about the Company and the Series C Preferred Stock offering and should be read carefully by prospective investors before investing.

The Series C Preferred Stock offering is being conducted as a public offering under the Company’s effective shelf registration statement filed on Form S-3 with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 333-236943). The Company has filed a registration statement (including a prospectus), a prospectus supplement, and a supplement to the prospectus supplement with the SEC for the Series C Preferred Stock offering. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the supplement to the prospectus supplement, and other documents that the Company has filed with the SEC for more complete information about the Company and the Series C Preferred Stock offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Gladstone Securities, the Company’s dealer manager for the Series C Preferred Stock offering, will arrange to send you the prospectus and prospectus supplement if you request it by calling toll-free at (833) 849-5993 or email info@gladstonesecurities.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Gladstone Land Corporation:

Gladstone Land is a publicly-traded real estate investment trust that invests in farmland located in major agricultural markets in the U.S., which it leases to farmers. The Company, which reports the aggregate fair value of its farmland holdings on a quarterly basis, currently owns 169 farms, comprised of over 115,000 acres in 15 different states, and 45,000 acre-feet of banked water in California, valued at a total of over $1.5 billion. Additional information can be found at www.GladstoneFarms.com.

For stockholder information on Gladstone Land, call (703) 287-5893. For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of the foregoing words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Form 10-K”), as filed with the SEC on February 22, 2022, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

SOURCE: Gladstone Land Corporation

For further information: Gladstone Land Corporation, +1-703-287-5893